 As filed with the Securities and Exchange Commission on December 3, 1999
                                                     Registration no. 333-82633
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                             Amendment No. 6
                                      To
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                                ---------------

                                 GROWTEX INC.
            (Exact name of registrant as specified in its charter)

                                ---------------

             Nevada                               0273                            76-0602955
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)        Classification Code Number)            Identification No.)

                        1177 West Hastings, Suite 2110
                  Vancouver, British Columbia V6E 2K3, CANADA
                                (604) 687-2199
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                Agent for Service:                                  With a Copy to:
             MICHAEL KIRSH, President                              JAMES L. VANDEBERG
                   Growtex Inc.                               Vandeberg Johnson & Gandara
          1177 West Hastings, Suite 2110                   600 University Street, Suite 2424
   Vancouver, British Columbia V6E 2K3, CANADA                 Seattle, Washington 98101
                  (604) 687-2199                                     (206) 386-8080

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________
  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]
                        CALCULATION OF REGISTRATION FEE

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                                                         Proposed         Proposed
                                        Amount           maximum          maximum
     Title of each class of             to be         offering price     aggregate       Amount of
   securities to be registered        registered         per unit      offering price registration fee
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Common stock....................   2,500,000 shares $0.05 per share(1)  $125,000.00      $34.75(2)
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(1) No exchange or over-the-counter market exists for Growtex's common stock. The most recent sale of Growtex's common stock from one investor to another occurred on May 11, 1999 at a price of $0.047 per share. Growtex believes this transaction supports a bona fide estimate of $0.05 per share as the maximum offering price solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.
(2) Previously paid.

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  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such section 8(a), may determine.

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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+We will amend and complete the information in this prospectus. The            +
+information in this prospectus is not complete and may be changed. We may not +
+sell these securities until the registration statement filed with the         +
+Securities and Exchange Commission is effective. This prospectus is not an a + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  SUBJECT TO COMPLETION--December 3, 1999

PROSPECTUS

    , 1999

                                  GROWTEX INC.

                         1177 West Hastings, Suite 2110
                  Vancouver, British Columbia V6E 2K3, CANADA
                                 (604) 687-2199

                        2,500,000 Shares of Common Stock
                       to be sold by current shareholders

  This is the initial public offering of common stock of Growtex Inc., and no public market currently exists for shares of Growtex's common stock. This prospectus is part of a registration statement that permits selling shareholders to sell their shares on a continuous or delayed basis in the future. Selling shareholders will determine the price for the stock as the market develops. The most recent sale of Growtex's common stock from one investor to another occurred on May 13, 1999 at a price of $0.001 per share. Growtex has no revenues to date and there may not be a market for the only product it plans to sell.

  This is not an underwritten offering, and Growtex's stock is not listed on any national securities exchange or the Nasdaq Stock Market. Growtex intends to apply to have its shares traded on the OTC bulletin board under the symbol:

                                     "GWTX"

                THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 1.

  Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

   You should rely only on the information contained in this document. Growtex has not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
   Risk Factors..........................................................    1
   Use of Proceeds.......................................................    8
   Determination of Offering Price.......................................    8
   Dilution..............................................................    8
   Selling Shareholders..................................................    8
   Plan of Distribution..................................................    9
   Description of Capital Stock..........................................    9
   Interests of Named Experts and Counsel................................    9
   Description of Business...............................................   10
   Description of Property...............................................   15
   Legal Proceedings.....................................................   15
   Market Price of and Dividends on Capital Stock and Related Stockholder
    Matters..............................................................   16
   Selected Financial Data...............................................   16
   Management's Discussion and Analysis of Financial Condition and
    Results of Operations................................................   17
   Changes in and Disagreements with Accountants on Accounting and
    Financial Disclosure.................................................   18
   Directors and Executive Officers......................................   19
   Executive Compensation................................................   19
   Security Ownership of Certain Beneficial Owners and Management........   20
   Certain Relationships and Related Transactions........................   21
   Disclosure of Commission Position on Indemnification for Securities
    Act Liabilities......................................................   21
   Index to Financial Statements.........................................  F-1

                                 RISK FACTORS

  You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing the common stock of Growtex Inc. ("Growtex"). Investing in Growtex's common stock involves a high degree of risk. Any of the following risks could adversely affect Growtex's business, financial condition and results of operations and could result in a complete loss of your investment.

 Growtex Is In Its Earliest Stages Of Development And May Never Become
   Profitable

  Growtex is in the extreme early stages of development and could fail before implementing its business plan. It must be regarded as a "start up" venture that will incur net losses for the foreseeable future. Growtex has no operating history or revenues from operations, and it faces unforeseen costs, expenses, problems and difficulties that could easily prevent it from ever becoming profitable. Growtex's success is dependent on a number of factors that should be considered by prospective investors. Growtex has only recently acquired its principal asset. It is a relatively young company and has no history of earnings or profit and there is no assurance that it will operate profitably in the future. As such, there is no assurance that Growtex will provide a return on investment in the future.

 Application of Biocatalyst Technology to Fish Farming and Aquarium Uses May
   Not Be Feasible

  Growtex was formed in April of 1999 for the purpose of exploiting a new technology into an unproven practical and viable business in aquatic systems. In a license agreement with David R. Mortenson & Associates ("Mortenson"), Growtex acquired the rights to distribute and produce Biocatalyst, an oxygen-enriched water product, for fish farming and aquarium uses. Any failure to establish the technical and economic feasibility of the fish farming or aquarium applications would prevent Growtex from implementing its business plan, and could cause its stock to be worthless.

  Growtex anticipates that Biocatalyst would be supplied to the fish farming and aquarium systems using an on-site generator or generators. No generator has been successfully installed and operated at any fish farming system (or at any large aquarium), even on a test basis. No credible scientific study has been undertaken to document and quantify the benefits of bottled Biocatalyst to small private aquarium displays. The initial step that Growtex plans to take in conjunction with Mortenson and other licensees is to identify a fish farming system proprietor interested in participating in a trial. Growtex may not be successful in locating a fish farming system proprietor willing to test the technology. Growtex may be unable to reach an agreement with other licensees regarding collaboration and sharing of expenses. Even if a trial is conducted, adapting Biocatalyst to fish farming and aquarium uses may not prove to be either technically or economically feasible.

 Competition With Other Biocatalyst Licensees Could Restrict Investments In
   Growtex Stock

  Mortenson has granted licenses to distribute Biocatalyst to as many as forty other companies in various geographic regions for various uses. The existence of other companies with Biocatalyst licenses may result in competition for investor interest which could make it difficult for investors to sell their stock. Currently, five other companies with Biocatalyst licenses are in registration for a public offering. Mortenson has granted licenses for use of Biocatalyst in fish farming and aquariums to seven other licensees, one of whom is in registration for a public offering. Investors may conclude that one of the other companies distributing Biocatalyst has better prospects than Growtex, and choose to invest in that company, thereby limiting Growtex's access to otherwise available funding.

 Conflicts of Interest Between Licensor and Licensees Could Result In Adverse
   Treatment of Growtex

  The existence of other companies with Biocatalyst licenses may lead to conflicts of interest which could result in the success of other companies at the expense of Growtex. Michael Kirsh, the sole officer and director of Growtex, is also the sole officer and director of Gentry Resources, Inc., a company with a license to distribute Biocatalyst for use in sewage and waste remediation. The license for use of Biocatalyst in sewage and waste remediation may prove more feasible than Growtex's license for fish farming, and it is possible that Mr. Kirsh could devote more time and resources to the company that is more likely to succeed. Principals of Mortenson, the licensor, remain shareholders in thirty-one of the companies with licenses to distribute Biocatalyst. It is possible that Mortenson could enforce the terms of the licenses more stringently against licensees with which it is not affiliated, for example extending the deadline for minimum purchase requirements for its own companies while terminating such licenses held by other companies. Growtex is not affiliated with Mortenson, and may be subject to more stringent treatment, possibly even losing its license to distribute Biocatalyst.

 Growtex May Lose Its Biocatalyst License If It Fails to Meet Its Minimum Purchase Requirements

  Growtex currently does not have funds to meet the minimum purchase requirements under its license with Mortenson and may be unable to meet the minimum purchase requirements by their respective deadlines. Growtex has the exclusive right to distribute and market Biocatalyst under a private label in Mexico for a period of three years, expiring April 5, 2002. Growtex is required to purchase $125,000 of Biocatalyst by April 5, 2001, and a further $175,000 by April 5, 2002, to retain its license. The current price for Biocatalyst is $2.00 per gallon; Mortenson may change the price on 10 days' notice. Growtex currently has no prospective purchasers lined up, and does not yet know if adapting Biocatalyst to fish farming and aquarium uses will even be feasible. Growtex does not intend to meet its minimum purchase requirement simply by stockpiling an inventory of Biocatalyst. If Growtex does not meet its minimum purchase requirement and does not exercise its right to become a producer of Biocatalyst, Growtex may be deemed to be in default under its license agreement with Mortenson. Mortenson would then be able to terminate Growtex's license rights to Biocatalyst. Loss of its license could prevent Growtex from implementing its business plan, and could cause its stock to be worthless.

 Distribution of Biocatalyst May Not Be Feasible Without A Producer's License,
   Which Growtex May Be Unable to Obtain.

  If Growtex meets certain requirements, it has the right to become a producer of Biocatalyst. However, it may not be feasible for Growtex to obtain a producer license, and failure to obtain a producer license may limit Growtex's ability to implement its business plan to distribute Biocatalyst, and could cause its stock to be worthless. Should the Biocatalyst application prove feasible, it is imperative that Growtex become a producer. Without a producer license, Growtex must continue to purchase Biocatalyst from Mortenson at marked up distribution rates. In order to produce Biocatalyst itself, Growtex must have access to Biomas, a product necessary to producing Biocatalyst, which requires a producer license and a generator. With a producer license, Growtex can produce Biocatalyst on clients' premises with the installation of a generator. To become a producer, Growtex either would have to purchase a minimum of 5,000 gallons of Biocatalyst per month for a minimum period of six consecutive months (which is highly unlikely), or it would have to demonstrate its financial capability, pay Mortenson a one-time fee of $25,000, an additional one-time payment of $10,000 to reimburse unspecified expenses, and pay minimum annual royalties of $20,000. Growtex's business plan will likely require it to become a producer, because any fish farming client would probably need a Biocatalyst generator installed on its premises. There is no guarantee that fish farming system proprietors, the primary target market, will conclude that Biocatalyst's health, size and growth rate benefits are worth the price Growtex would have to charge to make money producing and selling Biocatalyst. Even if Growtex obtains a producer license, it may be unable make the minimum royalty payments. Although the final terms of the right to produce are subject to future negotiation, presumably the failure to pay minimum royalties would be a default that would allow Mortenson to terminate the production license. Any termination of a producer license would severely limit Growtex's ability to implement its license, and could cause its stock to be worthless.

 Growtex May Lose Its Biocatalyst License If Mortenson Defaults Under Its
   Agreement with N.W. Technologies

  Mortenson granted the Biocatalyst license to Growtex based on an agreement Mortenson has with N.W. Technologies, Inc., the owner of the Biocatalyst technology. If Mortenson defaults under its agreement with N.W. Technologies, it could lose its Biocatalyst rights, and the rights Mortenson has granted Growtex would become meaningless. Similarly, any dispute between Mortenson and N.W. Technologies (or their successors) could impair Growtex's ability to fully exploit its license rights. Any termination or impairment of Growtex's license rights due to circumstances under the control of Mortenson, N.W. Technologies or others with an interest in the Biocatalyst technology could prevent Growtex from implementing its business plan, thereby limiting its profitably and decreasing the value of its stock.

 Increases in Biocatalyst Prices Could Destroy Growtex's Profitability

  There can be no guarantee that Growtex ever will be profitable. If Growtex does become profitable, Mortenson has the right to increase Biocatalyst prices on 10 days notice by revising its published pricing schedule. If Growtex becomes a producer of Biocatalyst, the final terms governing pricing of raw materials will be subject to future negotiation. Assuming Mortenson retains the right to set prices for Biocatalyst and the raw materials necessary to produce Biocatalyst, Mortenson could raise prices to its licensees. Any material price increases could decrease or eliminate Growtex's profitability.

 Competitors Could Develop Alternative and More Cost-Effective Products to
   Permit the Release of Additional Oxygen into Fish Farming and Aquarium
   Systems

  It is possible that an unknown competitor may have or develop a product that could achieve results similar to or better than Biocatalyst. Any development of a competing product could limit the marketability of Biocatalyst, thereby limiting or eliminating the profitability of Growtex's business. Growtex is aware that pumping systems currently exist for injecting oxygen into fish farming systems, and that aquariums generally have a filtration system that includes an oxygen pump to inject oxygen into the aquarium. Another company could develop a product similar to Biocatalyst that would permit the release of additional oxygen into fish farming and aquarium systems. Growtex may have to compete with such companies in the future if it succeeds in establishing the feasibility of adapting Biocatalyst to fish farming and aquarium uses.

 Government Regulation Could Adversely Affect Viability of Biocatalyst
 Application

  Fish farming and large public aquarium systems may be subject to regulation by Mexico's local, state and federal environmental agencies. Due to its inexperience in Mexico, Growtex does not know whether there are any such regulations which may affect its ability to market its product for certain applications or in certain geographic areas. There can be no assurance that such regulations or licensing do not exist or will not be adopted in the future. Any such regulations or licensing could prove to be burdensome, and impose significant additional costs on Growtex's business or subject Growtex to additional liabilities, affecting the profitability and perhaps the viability of Growtex's business plan.

 Heavy Dependence on One Individual Who Will Not Devote His Full Time and
   Attention to Growtex's Affairs Could Result in Delays or Business Failure

  Michael Kirsh is serving as Growtex's sole officer and director. Loss of Mr. Kirsh's services may hamper Growtex's ability to implement its business plan, and could cause its stock to be worthless. Mr. Kirsh devotes approximately 25 hours per week to Growtex's business. He also operates an investment company, and is the sole officer and director of Gentry Resources, Inc., a company which distributes Biocatalyst for waste remediation applications but which does not compete with Growtex and is a director of Mezuma Inc. which is traded on the Alberta Stock Exchange. Growtex will be heavily dependent upon Mr. Kirsh's entrepreneurial skills and experience to implement its business plan and may, from time to time, find that his inability to devote full time and attention to Growtex's affairs will result in delay(s) in progress towards the implementation of its business plan or in a failure to implement its business plan. Moreover, Growtex does not have an employment agreement with Mr. Kirsh and as a result, there is no assurance that he will continue to manage Growtex's affairs in the future. If Growtex loses the services of Mr. Kirsh, or if he should decide to join a competitor or otherwise compete directly or indirectly with Growtex, this could have a significant adverse effect on Growtex's business and could cause the price of its stock to be worthless. The services of Mr. Kirsh would be difficult to replace. Because investors will not necessarily be able to evaluate the merits of Growtex's business decisions, they should carefully and critically assess Mr. Kirsh's background. See "Directors and Executive Officers".

 Growtex Has No Experience Conducting Business in Mexico

  Mr. Kirsh has no experience conducting business in Mexico. Growtex may face unknown legal, cultural and administrative obstacles unique to Mexico. As a result, Growtex will likely need to rely on others, including local professionals, who understand how to conduct business in Mexico. Because of its lack of experience in operating in a foreign market, Growtex may overestimate the marketability of Biocatalyst and it may underestimate the costs and difficulties associated with doing business in Mexico. Any unanticipated costs or difficulties arising out of the unique circumstances posed by operating in Mexico could prevent Growtex from implementing its business plan, thereby limiting its profitability and decreasing the value of its stock.

 Year 2000 Issues Could Result in Sales or Inventory Difficulties

  There is also risk due to Year 2000 issues. These issues arise because many computerized systems use two digits rather than four digits to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using the year 2000 date is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting Growtex, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved. It is possible that one of Growtex's suppliers, such as a utility or the producer of Biocatalyst or Biomas, or one of Growtex's clients may become inoperative, and cause Growtex to incur heavy expenses or losses. At present, due to Growtex's developmental stage, it has no critical systems that it must test for Year 2000 compliance. However, Growtex cannot be certain that it will not experience unanticipated negative consequences from Year 2000 problems, or that it will be able to make any such modifications as may become necessary in a timely, cost-effective and successful manner, and the failure to do so could interfere with Growtex's ability to do business.

 Growtex Has No Operating History and Financial Results Are Uncertain

  Growtex is a relatively young company with no history of earnings or profit and there is no assurance that it will operate profitably in the future. Growtex faces all the risks of a new business. As a result of Growtex's limited operating history, it is difficult to accurately forecast its potential revenue, and there is no meaningful historical financial data upon which to base planned operating expenses. Its revenue and income potential is unproven and its business model is still emerging. As such, there is no assurance that Growtex will provide a return on investment in the future.

  An investor in Growtex's common stock must consider the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets. Growtex's ability to achieve and then sustain favorable operating results will depend on a number of factors, including costs related to:

    1) identifying a fish farming system to test the Biocatalyst application;

    2) testing the Biocatalyst application;

    3) identifying and marketing to prospective purchasers;

    4) purchasing the amounts of Biocatalyst or Biomas necessary for operation and required by the license agreement, and increases in the cost of product;

    5) licensing and royalty fees;

    6) loss of licensing rights;

    7) evaluation and expense of entering into a new business opportunity;

    8) the expense of delays in introducing or making any necessary improvements to the Biocatalyst application; and

    9) general economic conditions, as well as those specific to the related industries.

 Growtex May Be Unable to Continue As A Going Concern

  In its Independent Auditor's Report, Growtex's accountants state that Growtex's failure to generate revenues and conduct operations since its inception raise substantial doubt about Growtex's ability to continue as a going concern. Growtex will require substantial working capital, and currently has inadequate capital to fund its business. Growtex may be unable to raise the funds necessary for implementing its business plan, which could severely limit its operations and cause its stock to be worthless.

  Growtex expects its operating expenses will significantly increase due to testing, marketing, distributing and producing Biocatalyst. Initially, Growtex will need sufficient funds to locate a test facility and conduct the necessary testing. Growtex cannot commence operations until a generator has been successfully installed and operated on a test basis at a fish farming system or large aquarium. As a result, it will need to generate significant revenue and/or raise additional funds to achieve profitability. Growtex will be unable to pay its operating expenses prior to achieving profitability unless it can raise the funds necessary to do the feasibility testing and market the product Biocatalyst. If Growtex does not become profitable, it may be unable to maintain its Biocatalyst license, which could cause its stock to be worthless.

  If Growtex does achieve profitability, it cannot be certain that it will sustain or increase it.

 Growtex May Need Additional Financing Which May Not Be Available

  Growtex's ultimate success will depend on its ability to raise additional capital. Growtex's only resources have come from the private sale of Growtex's stock. No commitments to provide additional funds have been made by management or other shareholders. Growtex has not investigated the availability, source or terms that might govern the acquisition of additional financing. There is no assurance that funds will be available from any source or, if available, that they can be obtained on terms acceptable to Growtex. If not available, Growtex's operations would be severely limited, and it would be unable to implement its business plan.

  Growtex may raise additional funds through the issuance of equity, equity-related or convertible debt securities. These securities may have rights, preferences or privileges senior to those of the rights of its common stock, and the ownership interest of its stockholders may be diluted.

 Potential Business Combinations Dilute Stockholder Value

  Because Growtex has a limited time to develop a highly speculative and unproven technology, Growtex's management will spend a significant portion of the time it devotes to Growtex evaluating other business opportunities that may be available to Growtex. In the event of a business combination, the ownership interests of holders of existing shares of Growtex stock will be diluted. Due to its limited financial resources, the only way Growtex will be able to diversify its activities to provide a hedge, should its business plan prove to be impractical, would be to enter in to a business combination. Growtex has had discussions with a number of third parties regarding business opportunities, but none of these discussions has reached the stage where an agreement in principle is imminent. In any business opportunity reviewed by Growtex thus far, significant business and economic issues would have to be resolved in order to reach an agreement.

  Any asset acquisition or business combination would likely include the issuance of a significant amount of Growtex's common stock, which would dilute the ownership interest of holders of existing shares of Growtex's common stock, and may result in a majority of the voting power being transferred to new investors. Depending on the nature of the transaction, Growtex's stockholders may not have an opportunity to vote on whether to approve it. For example, Growtex's board of directors may decide to issue a significant amount of stock to effect a share exchange with another company. Such a transaction does not require shareholder approval, but in approving any such transaction Growtex's officers and directors must exercise their powers in good faith and with a view to the interests of the corporation.

 Potential Business Combinations Could Be Difficult To Integrate and Disrupt
   Business

  Any acquisition of or business combination with another company could disrupt Growtex's ongoing business, distract management and employees and increase its expenses. If Growtex acquires a company, it could face difficulties in assimilating that company's personnel and operations. In addition, the key personnel of the acquired company may decide not to work for Growtex. Acquisitions also involve the need for integration into existing administration, services, marketing, and support efforts. Any amortization of goodwill or other assets, or other charges resulting from the costs of these acquisitions, could limit Growtex's profitability and decrease the value of its stock. In addition, Growtex's liquidity and capital resources may be diminished prior to or as a result of consummation of a business combination and its capital may be further depleted by the operating losses (if any) of the business entity which Growtex may eventually acquire.

 Growtex May Enter In To New Line of Business Which Investors Could Not
   Evaluate

  In the event of a business combination, acquisition, or change in shareholder control, Growtex may enter in to a new line of business which an investor did not anticipate and in which that investor may not want to participate. Growtex may make investments in or acquire complementary products, technologies and businesses, or businesses completely unrelated to Growtex's current business plan. Similarly, an asset acquisition or business combination would likely include the issuance of a significant amount of Growtex's common stock, which may result in a majority of the voting power being transferred to new investors. New investors may replace Growtex's management. New management may decide not to continue to implement Growtex's current business plan, and may decide to enter into a business completely unrelated to Growtex's current business plan which an investor did not anticipate and in which that investor may not want to participate. In such case, an investor could not only lose its entire investment, but could lose its entire investment on a business decision it did not get to evaluate at the time of investing in Growtex.

 Growtex Common Stock Has No Prior Market, And Prices May Decline After The
   Offering

  There is no public market for Growtex's common stock and no assurance can be given that a market will develop or that any shareholder will be able to liquidate his investment without considerable delay, if at all. The trading market price of Growtex's common stock may decline below the offering price. If a market should develop, the price may be highly volatile. In addition, an active public market for Growtex's common stock may not develop or be sustained. If Growtex's selling stockholders sell substantial amounts of common stock in the public market, the market price of Growtex's common stock could fall. Factors such as those discussed in this "Risk Factors" section may have a significant impact on the market price of Growtex's securities. Owing to the low price of the securities many brokerage firms may not be willing to effect transactions in the securities. Even if a purchaser finds a broker willing to effect a transaction in Growtex's common stock, the combination of brokerage commissions, state transfer taxes, if any, and other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of such securities as collateral for loans. Thus, a purchaser may be unable to sell or otherwise realize the value invested in Growtex stock.

 Investors May Face Significant Restrictions on the Resale of Growtex Stock
   Due to State Blue Sky Laws

  Because Growtex's securities have not been registered for resale under the blue sky laws of any state, the holders of such shares and those persons desiring to purchase them in any trading market that may develop in the future should be aware that there may be significant state blue sky law restrictions on the ability of investors to sell and on purchasers to buy Growtex's securities. Each state has its own securities laws, often called "blue sky laws", which limit sales of stock to a state's residents unless the stock is registered in that state or qualifies for an exemption from registration. These laws also govern the reporting requirements for broker-dealers and stock brokers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, and the broker must be registered in that state, or otherwise be exempt from registration. Growtex does not know whether its stock will be registered under the laws of any states. A determination regarding registration will be made by the broker-dealers, if any, who agree to serve as the market-makers for Growtex's stock. Accordingly, investors should consider the secondary market for Growtex's securities to be a limited one. Investors may be unable to resell their stock, or may be unable to resell it without the significant expense of state registration or qualification.

 Investors May Face Significant Restrictions on the Resale of Growtex Stock Due To Federal Laws and Regulations.

  The Securities and Exchange Commission has adopted a number of rules to regulate "penny stocks." Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6 and 15g-7 under the Securities and Exchange Act of 1934, as amended. The Securities and Exchange Commission has advised Growtex that its securities constitute "penny stock" within the meaning of the rules, and therefore these rules apply to Growtex and its securities. The rules may further affect the ability of owners of Growtex's shares to sell their securities in any market that may develop for them.

  Shareholders should be aware that, according to the Securities and Exchange Commission Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include

  . control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

  . manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

  . "boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

  . excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

  . the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

 If the Biocatalyst Technology Does Not Prove To Be Feasible, Growtex May Be Considered a Blank Check Company

  If the Biocatalyst sewage and waste water remediation application does not prove to be either technically or economically feasible, Growtex may decide to issue stock with no specific business plan in place. In that event, Growtex would be considered a "blank check company" which could limit an investor's ability to sell its stock, thereby decreasing the value of the stock. A development stage company that has no specific business plan or purpose, or whose business plan is to engage in a merger or acquisition with an unidentified entity is called a "blank check company" and is subject to Rule 419 of the Securities Act. Pursuant to Rule 419, a blank check company must issue a registration statement which includes disclosures about blank check offering procedures. All funds raised by and securities issued in connection with such an offering must be held in escrow, and any such securities may not be transferred. Many states have also enacted statutes, rules and regulations limiting the sale of securities of blank check companies within their respective jurisdictions. Growtex's sole officer and director, Mr. Kirsh, is currently involved with a blank check company, Mezuma Inc., located in Alberta, Canada and traded on the Alberta Stock Exchange under the symbol "MZI". Growtex has engaged in discussions concerning potential business combinations or acquisitions with third parties engaged in businesses unrelated to the Biocatalyst technology. Growtex has not entered into any agreement for such a combination or acquisition and there currently are no business combinations or acquisitions that are probable.

                                USE OF PROCEEDS

  This prospectus is part of a registration statement that permits selling shareholders to sell their shares on a continuous or delayed basis in the future. Because this prospectus is solely for the purpose of selling shareholders, Growtex will not receive any proceeds from the sale of stock being offered.

                        DETERMINATION OF OFFERING PRICE

  This offering is solely for the purpose of allowing Growtex's shareholders to sell their stock. The selling shareholders may sell their shares when the registration statement becomes effective, or they may elect to sell some or all of their shares at a later date. As the market develops, the selling shareholders will determine the price for the stock.

                                   DILUTION

  This offering is for sales of stock by existing Growtex shareholders on a continuous or delayed basis in the future. Sales of common stock by shareholders will not result in any substantial change to the net tangible book value per share before and after the distribution of shares by the selling shareholders. There will be no change in net tangible book value per share attributable to cash payments made by purchasers of the shares being offered. Prospective investors should be aware, however, that the price of Growtex's shares may not bear any rational relationship to net tangible book value per share.

                             SELLING SHAREHOLDERS

  The following are the shareholders for whose accounts the shares are being offered; the amount of securities owned by such shareholder prior to this offering; the amount to be offered for such shareholder's account; and the amount to be owned by such shareholder following completion of the offering:

                                                                               Number of
                                                   Number of     Number of    Shares After
             Name           Position with Company Shares Owned Shares Offered   Sale(1)
             ----           --------------------- ------------ -------------- ------------
   Michael Kirsh........... President, Secretary,
                             Treasurer, Director    700,000       700,000           0
   David Goldman...........         None            200,000       200,000           0
   Peter Finck.............         None            200,000       200,000           0
   Michael Robison.........         None            200,000       200,000           0
   Brian Gruson............         None            200,000       200,000           0
   Brent Lokash............         None            200,000       200,000           0
   Mark R. Epstein Law
    Corp...................         None            200,000       200,000           0
   John Trotter............         None            200,000       200,000           0
   KM Lifestyle Enterprise
    Inc....................         None            200,000       200,000           0
   Plantation Capital
    Corp. .................         None            200,000       200,000           0

--------
(1) This table assumes that each shareholder will sell all of its shares available for sale during the effectiveness of the registration statement that includes this prospectus. Shareholders are not required to sell their shares. See "Plan of Distribution."

                             PLAN OF DISTRIBUTION

  This is not an underwritten offering. This prospectus is part of a registration statement that permits selling shareholders to sell their shares on a continuous or delayed basis in the future. Selling shareholders may sell their shares to the public when the registration statement becomes effective, or they may elect to sell some or all of their shares at a later date. Growtex has not committed to keep the registration statement effective for any set period of time.

  While the registration statement is effective, selling shareholders may sell their shares directly to the public, without the aid of a broker or dealer, or they may sell their shares through a broker or dealer if Growtex's stock is authorized for inclusion on the OTC bulletin board. Any commission, fee or other compensation of a broker or dealer would depend on the brokers or dealers involved in the transaction. The selling shareholders and any participating broker-dealers may be deemed to be "underwriters" within the definition of Section 2(11) of the Securities Act of 1933, and any compensation received by these persons on resale may be deemed "underwriting compensation."

  No public market currently exists for shares of Growtex's common stock. Growtex intends to apply to have its shares traded on the OTC bulletin board under the symbol "GWTX".

                         DESCRIPTION OF CAPITAL STOCK

  The following description of Growtex's capital stock is a brief explanation of the material terms of Growtex's capital stock. This summary is subject to and qualified in its entirety by Growtex's articles of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the applicable provisions of Nevada law.

  Growtex's authorized capital consists of 25,000,000 shares of common stock, par value $.001 per share. Immediately prior to this offering, 2,500,000 shares were issued and outstanding. Each record holder of common stock is entitled to one vote for each share held on all matters properly submitted to the shareholders for their vote. The articles of incorporation do not permit cumulative voting for the election of directors, and shareholders do not have any preemptive rights to purchase shares in any future issuance of Growtex's common stock.

  Because the holders of shares of Growtex's common stock do not have cumulative voting rights, the holders of more than 50% of Growtex's outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of Growtex's directors.

  The holders of shares of common stock are entitled to dividends, out of funds legally available therefor, when and as declared by the Board of Directors. The Board of Directors has never declared a dividend and does not anticipate declaring a dividend in the future. In the event of liquidation, dissolution or winding up of the affairs of Growtex, holders are entitled to receive, ratably, the net assets of Growtex available to shareholders after payment of all creditors.

  All of the issued and outstanding shares of common stock are duly authorized, validly issued, fully paid, and non-assessable. To the extent that additional shares of Growtex's common stock are issued, the relative interests of existing shareholders may be diluted.

                    INTERESTS OF NAMED EXPERTS AND COUNSEL

  Neither Elliott Tulk Pryce Anderson nor Vandeberg Johnson & Gandara was employed on a contingent basis in connection with the registration or offering of Growtex's common stock.

                            DESCRIPTION OF BUSINESS

General

  Growtex was incorporated under the laws of the State of Nevada on April 2, 1999, and is in its early developmental and promotional stages. To date, Growtex's only activities have been organizational, directed at acquiring its principal asset, raising its initial capital and developing its business plan. Growtex has not commenced commercial operations. Growtex has no full time employees and owns no real estate. Growtex's business plan is to determine the feasibility of the Biocatalyst fish farming and aquarium applications, and, if Biocatalyst proves to be feasible for these applications, to become a Biocatalyst producer.

  On April 5, 1999, Growtex acquired from David R. Mortenson & Associates ("Mortenson") the rights to distribute and produce the oxygen-enriched water product "Biocatalyst" only for aquaculture, mariculture, fish farming and aquarium uses in Mexico. (Aquaculture and mariculture are forms of fish farming; the term fish farming is used to refer to aquaculture, mariculture and fish farming collectively.) A copy of the license agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. Mortenson acquired these rights from the inventor of the product, N.W. Technologies, Inc., under a distribution agreement. The distribution agreement granted Mortenson exclusive distribution rights for the use of Biocatalyst in fish farming, aquarium and other applications, along with the right to sublicense distribution for those applications. N.W. Technologies reserved for itself the right to use Biocatalyst for oil spill remediation; it has no other licensees besides Mortenson. The Biocatalyst technology's purpose is to improve the effectiveness of existing processes that include an oxygenation process that takes place in a liquid or solid environment. N.W. Technologies's Biocatalyst technology is proprietary and subject to a confidentiality agreement. The technology is not patented.

  Growtex's initial shareholders, Mr. David Mortenson and Mr. John Bauska, were each issued 250,000 shares of Growtex common stock on April 2, 1999, in payment for certain organizational costs. An additional 2,000,000 shares were issued on April 28, 1999, to a total of 10 shareholders. Each of these shareholders was a partner in Mortenson & Associates, and the stock was issued as compensation for the grant of the Biocatalyst distribution and production rights held by Mortenson & Associates as a licensee of N.W. Technologies. All stock was issued based on a valuation by the Board of Directors of $0.001 per share. The original shareholders sold their stock to the current shareholders in private transactions, as follows:

                                                             Number
                                                               of     Sale
     Sellers                Purchasers              Date     Shares   Price
-----------------  ---------------------------- ------------ ------- -------
Laurent Barbudaux  Michael Robison              May 11, 1999 200,000 $   200(1)
Marie M. Charles   Brian Gruson                 May 11, 1999 200,000 $   200(1)
James R. Collins,
 D.V.M.            John Trotter                 May 12, 1999 200,000 $   200(1)
Jock R. Collins,
 D.V.M.            KM Lifestyle Enterprise Inc. May 12, 1999 200,000 $   200(1)
Terry Fowler       David Goldman                May 11, 1999 200,000 $   200(1)
Roy Donovan
 Hinton, Jr.       Mark R. Epstein Law Corp.    May 11, 1999 200,000 $   200(1)
C.E. Kaiser        Brent Lokash                 May 11, 1999 200,000 $   200(1)
David R.           Michael Kirsh                May 11, 1999 500,000 $33,000(2)
 Mortenson and
 John T. Bauska
David R.
 Mortenson         Michael Kirsh                May 13, 1999 200,000 $   200(1)
Joshua J.
 Mortenson         Peter Finck                  May 11, 1999 200,000 $   200(1)
Joshua D. Smetzer  Plantation Capital Corp.     May 12, 1999 200,000 $   200(1)

(1) Price based on purchase of minority interest and limited representations, warranties, covenants and indemnification from seller.
(2) Price based on purchase of controlling interest and extensive representations, warranties, covenants and indemnification from seller.

  The sale prices were determined by the seller's offer of what he or she believed was a fair price, which offer each buyer accepted. The original shareholders were introduced to the current shareholders through Management Services International, a business consulting group in Vancouver, British Columbia. Management Services International is not affiliated with N.W. Technologies, Mortenson, or Growtex or its former or current shareholders.

Background to Development of Biocatalyst

  The technology behind Biocatalyst was developed by a Houston, Texas based company, N.W. Technologies, for the bioremediation of oil spills. Bioremediation is the use of microbes to biodegrade substances such as oil. N.W. Technologies discovered that by breaking the oil into colloidal (microscopic) particles using a contact emulsifier, which also acts as a host for oil-eating microbes, it could speed up the process of bioremediating spilled oil. By breaking the oil into colloidal (microscopic) particles, the microbes have access to an increased surface area of spilled oil (better access to the food source). This increased access to the food source allows the microbes to consume spilled oil more quickly.

  The microbes need a ready supply of oxygen in order to consume the spilled oil. Below six to twelve inches of soil depth, depending on soil type, oxygen exchange is virtually non-existent, yet many oil spills reach far below that level. Remediation companies have historically used a process called sparging to oxygenate soils where bioremediation is being used. Sparging utilizes perforated pipes placed in the affected area. Air is then pumped into them and released through the perforations. Sparging is an expensive process to implement and may result in the release of some of the volatile compounds to be remediated, thus causing secondary air pollution.

  To counter the problems with sparging, N.W. Technologies created Biocatalyst. This is a water product with oxygen organically bonded to the water molecule. When the microbe's extra-cellular enzymes come in contact with the water/oxygen molecule structure, they release this oxygen, making it available to the microbes. This process provides a means to deliver oxygen to the microbes at depths below six to twelve inches of soil. N.W. Technologies and their distributors/applicators have found that the use of Biocatalyst substantially speeds up oil spill bioremediation times. N.W. Technologies has ceased using ordinary water in the formulation of its products. Instead it uses Biocatalyst because N.W. Technologies feels that Biocatalyst does everything that the water does, while also providing extra oxygen needed by the oil-eating microbes.

Production of Biocatalyst

  Biocatalyst is produced through an organic process combining water and an initial culture of "Biomas", a proprietary product of N.W. Technologies. When water passes through Biomas, Biomas gives off a waste byproduct, organically attaching additional oxygen to water molecules, thereby creating a new molecule called Biocatalyst. The organic process takes place in a generator, which circulates water through the Biomas to create the oxygen-enriched water or Biocatalyst. When the microbe's extra-cellular enzymes come in contact with the water/oxygen molecule structure, they release this oxygen, making it available to the microbes. This process provides a means to deliver oxygen to the microbes. As discussed below, the additional oxygen contained in Biocatalyst enhances the growth of microorganisms, or bacteria, resulting in a healthier food chain. To keep producing Biocatalyst, the generator requires a regular supply of Biomas.

  The generator may be built using standard off-the-shelf tankage, pumps and plumbing supplies. The generator uses a six-foot by ten-foot print, and the total cost of an industrial grade generator is approximately $5,000 per unit. With proper care and maintenance, generators should last for years. The generators are composed of tanks, pipes and pumps, and are not exposed to corrosive or caustic materials which might cause deterioration. Once a generator is set up and producing, production continues for the life of the generator provided that water is available (minimum of 15 gallons per hour, maximum 30 gallons per hour), that the generator is protected from freezing, and that "biomas" is added 5 days per week. Mortenson has indicated a willingness to furnish end-users a production package consisting of the generator, the initial culture to create the oxygen enriched water, and a regular supply of "biomas" for the generator. The client will supply a source of usable water, electrical power and staff to operate the generator(s). As currently configured, each generator can produce 720 gallons of raw undiluted product per day. Where more than this volume is needed, multiple generators can be supplied.

Application of Biocatalyst to Fish Farming and Aquarium Uses

  Growtex believes that Biocatalyst can be adapted to fish farming and aquarium uses. From the lower rungs of a food chain up to the end product being raised for human consumption, the organisms in a fish farming system all require oxygen. Tests have shown that the introduction of Biocatalyst into these systems enhances the growth of bacteria and microorganisms at the bottom of the food chain. Growtex believes that increasing the food supply at the bottom of the food chain will result in an increased food supply throughout the food chain, and therefore larger, healthier fish and shellfish. In addition, Growtex anticipates that additional oxygen in and of itself will enhance the health and size of the end product being raised for human consumption, as well as accelerate its growth rate. Growtex believes that the major cash crop species that will benefit from the use of Biocatalyst are, in fresh water, crayfish, catfish and talapia (a perch-type fish native to Mexico), and, in brackish water, shrimp. For fish farming systems, Growtex anticipates that Biocatalyst would be supplied to the systems using an on-site generator or generators.

  Growtex also believes that a market exists for aquarium uses of Biocatalyst. As with fish farming systems, Growtex believes that Biocatalyst will improve the overall health of aquarium systems, whether the system is a large public aquarium or an individual's private display in the home or office. For large public aquariums, Growtex anticipates that Biocatalyst would be supplied to the systems using an on-site generator or generators. For private displays, Growtex anticipates that Biocatalyst would be supplied in bottled form. Mortenson has had preliminary discussions with large pet supply retailers who have expressed an interest in carrying Biocatalyst for aquarium uses. The additional oxygen supplied by Biocatalyst is believed to enhance the growth and overall health of fish in aquariums, and may supplement or even replace the need for air pumps in tanks.

Other Licensees

  Mortenson has granted licenses for use of Biocatalyst in fish farming and aquariums to seven other licensees: Amazon Scientific, Inc., whose territory is Florida; Brazos Scientific Inc., whose territory is Alabama, Arkansas, and Missouri; Callista Logistics Inc., whose territory is North Carolina, South Carolina, and Georgia; Sarteneja Group, Inc., whose territory is Texas; Xaibe, Inc., whose territory is Louisiana and Mississippi; Texmont, Inc., whose territory is Oregon, Washington and British Columbia; and TRC Acquisitions, Inc., whose territory is Alaska and California. All of these companies were formed by Mortenson, and at one time had common shareholders, officers, and directors. The outstanding stock of Sarteneja Group, Inc., Xaibe, Inc., and Texmont, Inc. has been sold to independent, new investors who are not affiliated with one another or with Mortenson. The other four companies are still owned by Mortenson.

  Mortenson has also granted licenses for use of Biocatalyst in other applications. The following companies have licenses for use of Biocatalyst for sewage and waste remediation: Gentry Resources, Inc.; Sibun River Group, Inc.; Texas Scientific Inc.; K-2 Logistics, Inc.; Howard Llewellyn Argentina Group, Inc.; Xunantunich, Inc.; Cambridge Creek Companies, Ltd.; and Orme River Group, Inc. The following companies have licenses for use of Biocatalyst for feed lot remediation and poultry husbandry: Callogic Inc.; Indus Solutions Inc.; Kettle River Group Inc.; Kilimanjaro Group Inc.; Sabine Pass Group Ltd.; and XIT Solutions Inc. The following companies have licenses for use of Biocatalyst for garbage remediation: Chocolate Bayou Scientific Inc.; Denali Strategies Inc.; Everest Solutions Inc.; Hall's Creek Partners Inc.; Hedgehog Strategies Inc.; Iowa Industrial Technologies Inc.; New Hampshire Industrials Inc.; Oyster Creek Group Inc.; and Texas E-Solutions Inc. The following companies have licenses for use of Biocatalyst for industrial waste remediation: Pacific Rim Solutions Inc.; Paragon Polaris Strategies Inc.; Peru Partners Ltd.; Pikes Peak Acquisitions Inc.; Portage Partners

Ltd.; Savannah River Group Inc.; and The Lake Charles Group Inc. Biotechnical Solutions, Inc. has the exclusive license for use of Biocatalyst for animal and human consumption. Euro Strategies Inc. has a license for use of Biocatalyst for sewage and industrial waste remediation and use in mining in Albania and Kosovo. Moran Dome Explorations, Inc. has a license for use of Biocatalyst in mining, mineral extraction and processing.

  Mr. Mortenson was introduced to the current owners of Growtex and the other licensees through Management Services International, a business consulting group in Vancouver, British Columbia. Management Services International received a fee from Mr. Mortenson for introducing him to Mr. Kirsh and the other licensees. Management Services International is not affiliated with Growtex or any of the other licensees.

Short-Term Plan of Operation

  The license agreement with Mortenson that provides the rights to distribute and produce Biocatalyst includes a minimum purchase requirement that must be met by April 5, 2001. Because the offering under this prospectus is solely for selling shareholders, Growtex will need to raise funds to develop its license rights. By raising additional funds, the ownership interest of holders of existing shares of Growtex's common stock will be diluted.

  Growtex plans to cooperate with Mortenson and licensees that have Biocatalyst fish farming or aquarium use license rights in other territories to economize on the costs of product research and development. No generator has been successfully installed and operated at any fish farming system or at any large aquarium, even on a test basis. No credible scientific study has been undertaken to document and quantify the benefits of bottled Biocatalyst to small private aquarium displays. The initial step that Growtex plans to take in conjunction with Mortenson and other licensees is to identify a fish farming system interested in participating in a trial. Once the system is identified, Growtex, Mortenson and the other licensees will develop a budget for installing the test generator and agree on an allocation of its costs. Each participant would then raise its required contribution, and in exchange it would have access to the trial run results to be used in its marketing and for business planning purposes. Growtex anticipates that it would raise its share by one or more private offerings of its common stock. There is no written agreement to ensure this cooperation. Growtex's expectations concerning this cooperation are based on informal communications with the parties and their enlightened economic self-interests. Until a trial proves successful, Growtex does not anticipate any material acquisition of equipment or changes in the number of its employees.

  If the trial is successful from a technical standpoint, Growtex would have to assess the economic feasibility of proceeding further. Under its license agreement with Mortenson, to become a Biocatalyst producer Growtex would be required to pay Mortenson a one-time fee of $25,000, an additional one-time payment of $10,000 to reimburse unspecified expenses, and minimum annual royalties of $20,000. Although Growtex's production rights are subject to negotiation of a definitive agreement, prices for the biomas used to produce Biocatalyst will likely be subject to change following notice from Mortenson. There is no guarantee that fish farming system proprietors, the primary target market, will conclude that Biocatalyst's health, size and growth rate benefits are worth the price Growtex would have to charge to make money producing and selling Biocatalyst. Growtex does not plan initially to focus its resources on the aquarium use market. Growtex believes that if it succeeds in adapting Biocatalyst to fish farming uses, it will then have a more credible sales pitch when marketing for aquarium displays.

  Growtex recognizes that it may not be feasible to adapt Biocatalyst to fish farming and aquarium uses. To address this possibility, Growtex continually evaluates other business opportunities that may be available to it, whether in the form of asset acquisitions or business combinations. Growtex's management will spend a significant portion of the time it devotes to Growtex evaluating other business opportunities that may be available to Growtex. These opportunities may be related to the Biocatalyst product, or they may be in a completely unrelated field. Growtex has had discussions with a number of third parties engaged in businesses unrelated to the Biocatalyst technology regarding business opportunities, but none of these discussions have reached the stage where an agreement in principle is imminent. In any business opportunity reviewed by Growtex thus far, significant business and economic issues would have to be resolved in order to reach an agreement. Any asset acquisition or business combination would likely include the issuance of a significant amount of Growtex's common stock, which would dilute the ownership interest of holders of existing shares of Growtex's common stock.

Industry Conditions and Competition

  Growtex does not yet know whether adapting Biocatalyst to fish farming and aquarium uses will be a feasible money-making venture. It does know, however, that if the application turns out to be successful, it will hold an exclusive license in Mexico until April 5, 2002, as long as it meets its minimum purchase requirements or becomes a producer. Growtex is aware that pumping systems currently exist for injecting oxygen into fish farming systems, and that aquariums generally have a filtration system that includes an oxygen pump to inject oxygen into the aquarium. Growtex believes that Biocatalyst will be a superior solution to injection of oxygen, however, because the extra oxygen bonded to the water molecule is released upon contact with a living organism. Existing oxygen injection systems simply dissolve oxygen into the water. Growtex is currently unaware of any other product that holds potential to introduce oxygen to fish farming and aquarium systems in excess of that able to be dissolved into water. It is not unthinkable, however, that another company could develop a product similar to Biocatalyst that would permit the release of additional oxygen into fish farming and aquarium systems. Growtex may have to compete with such companies in the future if it succeeds in establishing the feasibility of the Biocatalyst for fish farming and aquarium uses.

Employees

  Growtex is a development stage company and currently has no employees. Management plans to use consultants, attorneys and accountants as necessary and does not plan to engage any full-time employees in the near future. If Growtex establishes the feasibility of Biocatalyst for fish farming and aquarium uses, its priority will shift to developing and implementing a plan for marketing. The marketing plan would focus on two major goals: identifying the most likely prospects for installing generators and retaining one or more qualified individuals to market Biocatalyst generators to those prospects. Growtex would hire marketing employees based on the projected size of the market and the compensation necessary to retain qualified sales employees. A portion of any employee compensation likely would include the right to acquire stock in Growtex, which would dilute the ownership interest of holders of existing shares of Growtex's common stock.

Available Information

  Growtex has filed with the Securities and Exchange Commission a registration statement on Form S-1 with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to Growtex and its common stock, see the registration statement and the exhibits and schedules thereto. Any document Growtex files may be read and copied at the Commission's public reference rooms in Washington, D.C.; New York, New York; and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Growtex's filings with the Commission are also available to the public from the Commission's website at http://www.sec.gov.

  Upon completion of this offering, Growtex will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, accordingly, will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the Commission's public reference rooms, and the website of the Commission referred to above.

                            DESCRIPTION OF PROPERTY

  Growtex currently maintains limited office space, occupied by Mr. Kirsh, for which it pays no rent. Its address is 1177 West Hastings, Suite 2110, Vancouver, British Columbia V6E 2K3, CANADA, and its phone number is (604) 687-2199. Growtex does not believe that it will need to obtain additional office space at any time in the foreseeable future until its business plan is more fully implemented.

                               LEGAL PROCEEDINGS

  Growtex is not a party to any material pending legal proceedings, and none of its property is the subject of a pending legal proceeding. Further, the officer and director knows of no legal proceedings against Growtex or its property contemplated by any governmental authority.

                   MARKET PRICE OF AND DIVIDENDS ON CAPITAL
                      STOCK AND OTHER SHAREHOLDER MATTERS

  No established public trading market exists for Growtex's securities. Growtex has no common equity subject to outstanding purchase options or warrants. Growtex has no securities convertible into its common equity. There is no common equity that could be sold pursuant to Rule 144 under the Securities Act or that Growtex has agreed to register under the Securities Act for sale by shareholders. Except for this offering, there is no common equity that is being, or has been publicly proposed to be, publicly offered by Growtex.

  As of May 31, 1999, there were 2,500,000 shares of common stock outstanding, held by 10 shareholders of record. The most recent sale of Growtex's common stock from one investor to another occurred on May 11, 1999, when Mr. Kirsh purchased a total of 450,000 shares of Growtex common stock from Mr. Mortenson and 250,000 shares from Mr. Bauska at an average price of $0.047 in an arms' length transaction. The transaction was an arms' length transaction, negotiated by unrelated parties, each acting for his own self-interest. The price was determined by the sellers' offer of what they believed was a fair price, which offer Mr. Kirsh accepted. Upon effectiveness of the registration statement that includes this prospectus, all of Growtex's outstanding shares will be eligible for sale.

  To date Growtex has not paid any dividends on its common stock and does not expect to declare or pay any dividends on its common stock in the foreseeable future. Payment of any dividends will depend upon Growtex's future earnings, if any, its financial condition, and other factors as deemed relevant by the Board of Directors.

                            SELECTED FINANCIAL DATA

  The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements appearing elsewhere in this prospectus. The statement of operations data set forth below for the period from April 2, 1999, (inception) to April 30, 1999 and the three months ended July 31, 1999, and the balance sheet data at April 30, 1999 and July 31, 1999, are derived from Growtex's audited financial statements included elsewhere in this prospectus. The historical results are not necessarily indicative of results to be expected for any future period.

                                                                   Inception to
                                                                   July 31, 1999
                                                                   -------------
     Statement of Operations Data:
       Net sales..................................................    $  --
                                                                      ======
       Loss from continuing operations............................    $  --
                                                                      ======
       Loss per share from continuing operations..................    $  --
                                                                      ======
                                                                       As of
                                                                   April 30 and
                                                                   July 31, 1999
                                                                   -------------
     Balance Sheet Data:
       Total assets...............................................    $2,600
                                                                      ======

  Growtex is in its early developmental and promotional stages. To date, Growtex's only activities have been organizational, directed at acquiring its principal asset, raising its initial capital and developing its business plan. Growtex has not commenced commercial operations. As a result, the selected financial data presented above bear no resemblance to the results that Growtex expects when it begins operations. See "Risk Factors," "Description of Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  This prospectus contains forward-looking statements, the accuracy of which involve risks and uncertainties. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify forward-looking statements. This prospectus also contains forward-looking statements attributed to certain third parties relating to their estimates regarding the potential uses of Biocatalyst and markets for it. Prospective investors should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Growtex's actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by Growtex described in "Risk Factors" and elsewhere in this prospectus. The following discussion and analysis should be read in conjunction with Growtex's Financial Statements and Notes thereto and other financial information included elsewhere in this prospectus.

Results of Operations

  During the period from April 2, 1999, (inception) through April 30, 1999 and the three months ended July 31, 1999, Growtex has engaged in no significant operations other than organizational activities, acquisition of the rights to market Biocatalyst and preparation for registration of its securities under the Securities Act of 1933, as amended. No revenues were received by Growtex during this period.

  For the current fiscal year, Growtex anticipates incurring a loss as a result of organizational expenses, expenses associated with registration under the Securities Act of 1933, and expenses associated with setting up a company structure to begin implementing its business plan. Growtex anticipates that until these procedures are completed, it will not generate revenues, and may continue to operate at a loss thereafter, depending upon the performance of the business.

  Growtex's business plan is to determine the feasibility of the Biocatalyst in fish farming and aquarium applications, and, if Biocatalyst proves to be feasible for these applications, become a Biocatalyst producer. Under the license agreement with Mortenson, Growtex is required to purchase $125,000 of Biocatalyst by April 5, 2000, and a further $175,000 by April 5, 2001, to retain its license. Growtex currently does not have funds to meet the minimum purchase requirements and may be unable to meet the minimum purchase requirements by their respective deadlines.

  The initial step that Growtex plans to take to implement its business plan is to identify a fish farming system interested in participating in a trial, which Growtex hopes to conduct in conjunction with Mortenson and other licensees. There is no written agreement to ensure this cooperation. Growtex's expectations concerning this cooperation are based on informal communications with the parties and the economic interests of the parties in sharing the expense of testing. Growtex has been discussing the location of a test facility with Mortenson and other licensees. Once the system is identified, Growtex, Mortenson and the other licensees will develop a budget for installing the test generator and agree on an allocation of costs. Each participant would then raise its required contribution, and in exchange it would have access to the trial run results to be used in its marketing and for business planning purposes. It is difficult to estimate Growtex's share of testing costs without knowing the identity or location of the fish farming test facility. Presumably, however, the total cost of installing a test generator, assuming difficulty in engineering its installation and other unforeseen difficulties, would not exceed $50,000 (ten times the estimated $5,000 per unit cost). Growtex anticipates that it would raise its share by one or more private offerings of its common stock.

Year 2000 Issues

  At present, due to Growtex's developmental stage, it has no critical systems that it must test for Year 2000 compliance. Growtex does not anticipate any expenditures for Year 2000 issues. However, Growtex cannot be certain that it will not experience unanticipated negative consequences from Year 2000 problems, or that it will be able to make any such modifications as may become necessary in a timely, cost-effective and successful manner, and the failure to do so could have a material adverse effect on Growtex's business and operating results. It is also possible that one of Growtex's suppliers, such as a utility or the producer of Biocatalyst or Biomas, or one of Growtex's clients may become inoperative, and cause Growtex to incur heavy expenses or losses. Growtex has obtained written certifications of Year 2000 readiness from its primary suppliers, Mortenson & Associates and N.W. Technologies, ensuring that there will be no interruption to Growtex's supply of Biomas and Biocatalyst.

Liquidity and Capital Resources

  Growtex remains in the development stage and, since inception, has experienced no significant change in liquidity or capital resources or shareholders' equity. Consequently, Growtex's balance sheet as of April 30, 1999, reflects total assets of $2,600, in the form of a license and capitalized organizational costs.

  Growtex's only current material commitments for capital expenditures are testing Biocatalyst in a fish farming system, and meeting the minimum purchase requirements under its distribution license. As discussed more fully in "Short-Term Plan of Operation", Growtex, in conjunction with Mortenson and other licensees, plans to identify a fish farming system interested in participating in testing Biocatalyst. No direct revenues will be generated from installing test generators, and Growtex will not be in a position to earn any revenues until it has completed all necessary testing and development of Biocatalyst.

  Pursuant to its license to distribute Biocatalyst granted by Mortenson, Growtex must meet a minimum purchase requirement to purchase $125,000 of Biocatalyst by April 5, 2001, and $175,000 of Biocatalyst by April 5, 2002. Growtex currently has no specific plans for obtaining the financing necessary to meet these obligations. It may raise funds through capital contributions by current shareholders or through an offering. However, no shareholder has made a commitment to provide additional funds, and there can be no assurance that additional funds will be available on acceptable terms or at all.

  Growtex has no commitments for capital expenditures. There will be no compensation expense in the short term, as Mr. Kirsh will serve in his capacity as sole officer and director of Growtex without compensation until a test site is established. However, it is unlikely that Growtex's current assets will meet Growtex's capital expenses over the next twelve months, including the funds needed to install a test generator. In addition, Growtex may engage in a combination with another business. Growtex cannot predict the extent to which its liquidity and capital resources will be diminished prior to the consummation of a business combination or whether its capital will be further depleted by the operating losses (if any) of the business entity with which Growtex may eventually combine. Growtex has engaged in discussions concerning potential business combinations, but has not entered into any agreement for such a combination.

  Funds for capital expenses may be raised by capital contributions by current shareholders or through an offering. No commitments to provide additional funds have been made by management or other shareholders. Accordingly, there can be no assurance that any additional funds will be available on terms acceptable to Growtex or at all. Growtex's auditors express substantial doubt regarding Growtex's ability to continue as a going concern.

                       CHANGES IN AND DISAGREEMENTS WITH
              ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

  Elliott Tulk Pryce Anderson has served as Growtex's independent auditor since inception, and Growtex has not had any dispute with Elliott Tulk Pryce Anderson over accounting or financial disclosure.

                       DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth the name, age and position of each director and executive officer of Growtex:

       Name                        Age                 Position
       ----                        ---                 --------
     Michael Kirsh................  46 President, Secretary, Treasurer, Director

  In May, 1999, Mr. Kirsh was elected as the sole officer and director of Growtex by the current shareholders, of whom he is majority stockholder. In spite of Mr. Kirsh's lack of experience in the fish farming industry and in Mexico, Messrs. Mortenson and Bauska sold the controlling interest in Growtex to Mr. Kirsh based upon his entrepreneurial experience and his willingness to put his own money at risk to invest in the Biocatalyst technology. Messrs. Mortenson and Bauska sold their interests to Mr. Kirsh because of their common interest in the success of Growtex as a distributor of Biocatalyst, and Mr. Kirsh's intention to pursue Growtex's business plan to determine the feasibility of the Biocatalyst fish farming and aquarium applications, and to distribute Biocatalyst in Mexico should Biocatalyst prove to be feasible for these applications. Mr. Kirsh is also the sole officer and director of Gentry Resources, Inc., a company with a license to distribute Biocatalyst for use in sewage and waste remediation. During the past five years, Mr. Kirsh has worked with a group of independent investors that acquires private companies and conducts reverse takeovers. In a reverse takeover, the shareholders of an acquired company generally end up owning all or most of the resulting combined company. Before forming his investment group, Mr. Kirsh had invested in both real estate and the stock market. Mr. Kirsh is also a director of Mezuma Inc., which is traded on the Alberta Stock Exchange under the symbol "MZI". Mezuma Inc. is a blank check company--a development stage company which has no specific business plan or purpose. Mezuma Inc. has currently raised approximately $250,000.00 Canadian and is looking for a company to acquire. From approximately 1986 to 1992 Mr. Kirsh developed two dental practices in Vancouver, British Columbia, CANADA, which he sold in 1992 before forming his investment group.

  The director named above will serve until the first annual meeting of Growtex's shareholders. Thereafter, directors will be elected for one-year terms at the annual shareholders' meeting. Officers will hold their positions at the pleasure of the board of directors, absent any employment agreement. No employment agreements currently exist or are contemplated. There is no arrangement or understanding between the director and officer of Growtex and any other person pursuant to which any director or officer was or is to be selected as a director or officer.

  The director and officer of Growtex will devote his time to Growtex's affairs on an "as needed" basis. As a result, the actual amount of time which he will devote to Growtex's affairs is unknown and is likely to vary substantially from month to month.

                            EXECUTIVE COMPENSATION

  No officer or director has received any remuneration from Growtex. Although there is no current plan in existence, it is possible that Growtex will adopt a plan to pay or accrue compensation to its officers and directors for services related to the implementation of Growtex's business plan. Growtex has no stock option, retirement, incentive, defined benefit, actuarial, pension or profit-sharing programs for the benefit of directors, officers or other employees, but the Board of Directors may recommend adoption of one or more such programs in the future. Growtex has no employment contract or compensatory plan or arrangement with any executive officer of Growtex. The director currently does not receive any cash compensation from Growtex for his service as a member of the board of directors. There is no compensation committee, and no compensation policies have been adopted. See "Certain Relationships and Related Transactions."

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth, as of November 30, 1999, Growtex's outstanding common stock owned of record or beneficially by each executive officer and director and by each person who owned of record, or was known by Growtex to own beneficially, more than 5% of Growtex's common stock, and the shareholdings of all executive officers and directors as a group.

                                                                    Percentage
                                                           Shares       of
                           Name                             Owned  Shares Owned
                           ----                            ------- ------------
Michael Kirsh, President, Secretary, Treasurer, and
 Director
 5076 Angus Drive
 Vancouver, B.C. Canada V6M 3M5........................... 700,000      28%
David Goldman
 910 Richards Street
 Vancouver, B.C. Canada V6B 3C1........................... 200,000       8%
Peter Finck
 124 - 3989 Henning Drive
 Burnaby, B.C. Canada V5C 6N5............................. 200,000       8%
Michael Robison
 3147 West 8th Avenue
 Vancouver, B.C. Canada V6K 2C4........................... 200,000       8%
Brian Gruson
 bce Place
 181 Bay Street, Suite 3100
 Toronto, Ontario, Canada M5J 2T3......................... 200,000       8%
Brent Lokash
 1708 - 808 Nelson Street
 Vancouver, B.C. Canada V6G 3A9........................... 200,000       8%
Mark R. Epstein Law Corp.(1)
 650 - 1500 West Georgia Street
 Vancouver, B.C. Canada V6G 3A9........................... 200,000       8%
John Trotter
 13 - 2654 Morningstar Crescent
 Vancouver, B.C. Canada V5S 4P4........................... 200,000       8%
KM Lifestyle Enterprise, Inc.(2)
 2110 - 1177 West Hastings
 Vancouver, B.C. Canada V6E 2K3........................... 200,000       8%
Plantation Capital Corp.(3)
 302 - 1132 Hamilton Street
 Vancouver, B.C. Canada V6B 2S2........................... 200,000       8%
  ALL EXECUTIVE OFFICERS & DIRECTORS AS A GROUP (1
   Individual)............................................ 700,000      28%

--------
(1) Mark R. Epstein is the sole beneficial owner of shares held by the Mark R. Epstein Law Corp.
(2) Carla Markin is the sole beneficial owner of shares held by K.M. Lifestyles Enterprise, Inc.
(3) Tim Gamble is the sole beneficial owner of shares held by Plantation Capital Corp.

  All shares are held of record and each record shareholder has sole voting and investment power. Growtex knows of no one who has the right to acquire beneficial ownership in Growtex common stock. Other than the sale of Growtex stock contemplated by this prospectus, there are no arrangements known to Growtex the operation of which may at a subsequent date result in a change of control of Growtex.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  No director, executive officer or nominee for election as a director of Growtex, and no owner of five percent or more of Growtex's outstanding shares or any member of their immediate family has entered into or proposed any transaction in which the amount involved exceeds $60,000. David R. Mortenson and John T. Bauska, the initial shareholders, are, respectively, the principal of and an investor-participant in David R. Mortenson & Associates, the licensor of Growtex's right to distribute and produce the Biocatalyst oxygen-enriched water product. Mr. Mortenson and Mr. Bauska were previously directors of Growtex, and the president and secretary-treasurer, respectively. They are no longer directors, officers or shareholders of Growtex. If Growtex succeeds in implementing its business plan, Growtex will make payments to David R. Mortenson & Associates in the future that will exceed $60,000, although the resulting benefits to Mr. Mortenson and Mr. Bauska may not individually exceed $60,000.

                     DISCLOSURE OF COMMISSION POSITION ON
                INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

  Growtex's bylaws provide that Growtex will indemnify its officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of Growtex, absent a finding of negligence or misconduct in the performance of duty.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Growtex pursuant to the forgoing provisions, Growtex has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

                         INDEX TO FINANCIAL STATEMENTS

                                  GROWTEX INC.
                         (A Development Stage Company)

                                                                        Page
                                                                        ----
Independent Auditor's Report........................................    F-2
Balance Sheet as of April 30, 1999 and July 31, 1999................    F-3
Statement of Operations from April 2, 1999 (Date of Inception) to
 April 30, 1999 and the three months ended July 31, 1999............    F-4
Statement of Cash Flows from April 2, 1999 (Date of Inception) to
 April 30, 1999 and the three months ended July 31, 1999............    F-5
Statement of Stockholders' Equity from April 2, 1999 (Date of
 Inception) to April 30, 1999 and the three months ended July 31,
 1999...............................................................    F-6
Notes to the Financial Statements................................... F-7 to F-8

                         Independent Auditor's Report

To the Board of Directors
Growtex Inc.
(A Development Stage Company)

  We have audited the accompanying balance sheet of Growtex Inc. (A Development Stage Company) as of April 30, 1999 and July 31, 1999 and the related statements of operations, stockholders' equity and cash flows for the period from April 2, 1999 (Date of Inception) to April 30, 1999 and the three months ended July 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the aforementioned financial statements present fairly, in all material respects, the financial position of Growtex Inc. (A Development Stage Company), as of April 30, 1999 and July 31, 1999, and the results of its operations and its cash flows for the period from April 2, 1999 (Date of Inception) to April 30, 1999 and the three months ended July 31, 1999, in conformity with U.S. generally accepted accounting principles.

  The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated any revenues or conducted any operations since inception. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          Elliott, Tulk, Pryce, Anderson

                                          /s/ Elliott, Tulk, Pryce, Anderson
                                          CHARTERED ACCOUNTANTS

Vancouver, Canada
September 28, 1999

                                  Growtex Inc.
                         (A Development Stage Company)
                                 Balance Sheet
                          (expressed in U.S. dollars)

                                                             July 31, April 30,
                                                               1999     1999
                            Assets                           -------- ---------
   License (Note 3).........................................  $2,000   $2,000
   Organizational costs.....................................     600      600
                                                              ------   ------
                                                               2,600    2,600
                                                              ======   ======
             Liabilities and Stockholders' Equity
   Current Liabilities......................................     --       --
                                                              ------   ------
   Contingent Liability (Note 1)
   Stockholders' Equity
   Common Stock, 25,000,000 shares authorized with a par
    value of $.001; 2,500,000 shares issued and
    outstanding.............................................   2,600    2,600
   Deficit Accumulated During the Development Stage.........     --       --
                                                              ------   ------
                                                               2,600    2,600
                                                              ------   ------
                                                               2,600    2,600
                                                              ======   ======


   (The accompanying notes are an integral part of the financial statements)

                                  Growtex Inc.
                         (A Development Stage Company)
                            Statement of Operations
                          (expressed in U.S. dollars)

                                               Three months  From April 2, 1999
                                                   ended     (Date of Inception)
                                               July 31, 1999  to April 30, 1999
                                                     $                $
                                               ------------- -------------------
     Revenues.................................       --               --
                                                   -----            -----
     Expenses.................................       --               --
                                                   -----            -----
     Net Loss.................................       --               --
                                                   =====            =====



   (The accompanying notes are an integral part of the financial statements)

                                  Growtex Inc.
                         (A Development Stage Company)
                            Statement of Cash Flows
                          (expressed in U.S. dollars)

                                              Three months  From April 2, 1999
                                                  ended     (Date of Inception)
                                              July 31, 1999  to April 30, 1999
                                                    $                $
                                              ------------- -------------------
   Cash Flows to Operating Activities
     Net loss...............................        --               --
                                                  -----            -----
   Net Cash Used by Operating Activities....        --               --
                                                  -----            -----
   Cash Flows from Financing Activities
     Increase in shares issued..............        --               500
                                                  -----            -----
   Net Cash Provided by Financing
    Activities..............................        --               500
                                                  -----            -----
   Cash Flows to Investing Activities
     Increase in organizational costs.......        --              (500)
                                                  -----            -----
   Net Cash Used in Investing Activities....        --              (500)
                                                  -----            -----
   Change in cash...........................        --               --
   Cash--beginning of period................        --               --
                                                  -----            -----
   Cash--end of period......................        --               --
                                                  =====            =====
   Non-Cash Financing Activities
     A total of 2,000,000 shares were issued
      at a fair market value of $0.001 per
      share for the acquisition of a License
      (Note 3)..............................        --             2,000
     Organization costs paid for by a
      director for no consideration treated
      as additional paid in capital.........        --               100
                                                  -----            -----
                                                    --             2,100
                                                  =====            =====
   Supplemental Disclosures
     Interest paid..........................        --               --
     Income tax paid........................        --               --


   (The accompanying notes are an integral part of the financial statements)

                                  Growtex Inc.
                         (A Development Stage Company)
                       Statement of Stockholders' Equity
            From April 2, 1999 (Date of Inception) to July 31, 1999
                          (expressed in U.S. dollars)

                                                                      Deficit
                                                                    Accumulated
                                                                    During the
                                                    Common Stock    Development
                                                 ------------------    Stage
                                                 Shares #  Amount $      $
                                                 --------- -------- -----------
   Balance--April 2, 1999 (Date of Inception)...       --     --         --
     Stock issued for $500 of organizational
      expenses..................................   500,000    500        --
     Additional paid in capital for
      organizational expenses incurred by a
      director on behalf of the Company.........       --     100        --
     Stock issued for "The Biocatalyst License"
      at a fair market value of $0.001 per
      share..................................... 2,000,000  2,000        --
     Net loss for the period....................                         --
                                                 ---------  -----      -----
   Balance--April 30, 1999...................... 2,500,000  2,600        --
                                                 ---------  -----      -----
     Net loss for the period....................       --     --         --
   Balance--July 31, 1999....................... 2,500,000  2,600        --
                                                 =========  =====      =====


   (The accompanying notes are an integral part of the financial statements)

                                 Growtex Inc.
                         (A Development Stage Company)
                       Notes to the Financial Statements
                          (expressed in U.S. dollars)

1. Development Stage Company

   Growtex Inc. herein (the "Company") was incorporated in the State of Nevada, U.S.A. on April 2, 1999. The Company has acquired a license to market and distribute a product as discussed in Note 3.

   In a development stage company, management devotes most of its activities to establishing these new businesses. Planned principal activities have not yet begun nor produced any revenues. The ability of the Company to emerge from the development stage with respect to any planned principal business activity is dependent upon its successful efforts to raise additional equity financing and develop a market for its products.

2. Summary of Significant Accounting Policies

   (a) Year end

       The Company's fiscal year end is April 30.

   (b) Licenses

       Costs to acquire licenses are capitalized as incurred. These costs will be amortized on a straight-line basis over their remaining estimated useful lives upon the licenses becoming commercially viable or written-off to operations if the licenses do not become commercially viable.

   (c) Cash and Cash Equivalents

       The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

   (d) Use of Estimates

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods. Actual results could differ from those estimates.

3. License

   On April 5, 1999 the Company acquired a license for a product called Biocatalyst. The Company has the exclusive right to distribute and market the product under a private label in Mexico for a period of three years expiring April 5, 2002. Biocatalyst is an oxygen enriched water product used to enhance the growth of microbes in soils located underground. The Company issued 2,000,000 shares at a fair market value of $.001 or $2,000. The shares were issued to the licensor whose general partner is also a spouse of a former director and former officer of the Company. Once the Company purchases a minimum of 5,000 gallons of product for a minimum period of six consecutive months, then a license will be granted to the Company to produce the product in a location to be mutually agreed upon. A producer license will also be granted if the Company can demonstrate its financial capability, pay the licensor a one time fee of $25,000, an additional one-time payment of $10,000 to reimburse unspecified expenses, and pay minimum annual royalties of $20,000. If no producing license is granted then the Company is committed to purchase a minimum amount of product during each of the first two years of its license. At current prices, Growtex would have to purchase approximately 62,500 gallons of Biocatalyst by April 5, 2000, and a further 87,500 gallons by April 5, 2001, to retain its license. The Company has the option to renew the license for an additional three years.

4. Related Party Transaction

   The License referred to in Note 3 was sold to the Company by a partnership whose general manager is the President of the Company and a director for consideration of 2,000,000 shares for total fair market consideration of $2,000. These shares were paid evenly to the ten partners.

5. Uncertainty Due to the Year 2000 Issue

   The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using the year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the Company, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

                                  PROSPECTUS

                                       , 1999

                                 GROWTEX INC.

                        1177 West Hastings, Suite 2110
                  Vancouver, British Columbia V6E 2K3, CANADA
                                (604) 687-2199

                       2,500,000 Shares of Common Stock
                      to be sold by current shareholders

  Growtex has not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or a solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of Growtex have not changed since the date hereof.

  Until       , 1999 (90 days after the date of this prospectus), all dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

  The securities are being registered for the account of selling shareholders, and all of the following expenses will be borne by such shareholders. The amounts set forth are estimates except for the SEC registration fee:

   SEC registration fee................................................ $    35
   Printing and engraving expenses.....................................   5,000
   Attorneys' fees and expenses........................................   9,000
   Accountants' fees and expenses......................................   1,500
   Transfer agent's and registrar's fees and expenses..................     500
   Miscellaneous.......................................................     965
                                                                        -------
     Total............................................................. $17,000
                                                                        =======

Item 14. Indemnification of Directors and Officers.

  Pursuant to Nevada law, a corporation may indemnify a person who is a party or threatened to be made a party to an action, suit or proceeding by reason of the fact that he or she is an officer, director, employee or agent of the corporation, against such person's costs and expenses incurred in connection with such action so long as he or she has acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, in the case of criminal actions, had no reasonable cause to believe his or her conduct was unlawful. Nevada law requires a corporation to indemnify any such person who is successful on the merits or defense of such action against costs and expenses actually and reasonably incurred in connection with the action.

  The bylaws of Growtex, filed as Exhibit 3.2, provide that Growtex will indemnify its officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of Growtex, absent a finding of negligence or misconduct in office. Growtex's Bylaws also permit Growtex to maintain insurance on behalf of its officers, directors, employees and agents against any liability asserted against and incurred by that person whether or not Growtex has the power to indemnify such person against liability for any of those acts.

Item 15. Recent Sales of Unregistered Securities.

  Set forth below is information regarding the issuance and sales of Growtex's securities without registration since its formation. No such sales involved the use of an underwriter and no commissions were paid in connection with the sale of any securities.

(a) On April 2, 1999, Growtex issued 500,000 shares of common stock to two shareholders in satisfaction of certain organizational costs (approximately $500) and activities performed by the shareholders. The issuance of the shares was exempt from registration under Rule 506 of Regulation D, and sections 3(b) and 4(2) of the Securities Act of 1933, as amended, due to the shareholders being Growtex's founders and serving as its initial management, their status as accredited investors, and the limited number of investors (two).

(b) On April 5, 1999, Growtex issued a total of 2,000,000 shares of common stock to ten shareholders, one of whom is the general partner of, and nine of whom are investor participants in, the licensor of Growtex's Biocatalyst rights. The issuance was compensation for the license of the Biocatalyst rights. The issuance of the common stock was exempt from registration under Rule 504 of Regulation D and section 3(b) of the Securities Act of 1933, as amended. Growtex's shares were valued at $0.001 per share, and they were issued to accredited investors according to an exemption from registration under Texas law that permits sales to accredited investors. If the exemption under Rule 504 of Regulation D is not available, Growtex believes that the issuance was also exempt under Rule 506 of Regulation D and Sections 3(b) and 4(2) under the Securities Act of 1933, as amended, due to limiting the manner of the offering, promptly filing notices of sales, and limiting the issuance of shares to a small number of accredited investors
   (ten).

Item 16(a). Exhibits.

   Exhibit
   Number  Name                                                           Page
   ------- ----                                                           ----
    3.1*   Articles of Incorporation
    3.2*   Bylaws
    5.1    Opinion re: Legality
   10.1*+  License Agreement
   10.2*   Amendment No. 1 to License Agreement
   10.3    Amendment No. 2 to License Agreement
   10.4*   Stock Purchase Agreement Between Kirsh, Bauska and Mortenson
   10.5*   Stock Purchase Agreement Between Kirsh and Mortenson
   23.1    Consent of Independent Auditors.
   23.2    Consent of Counsel (see Exhibit 5.1).
   27.1*   Financial Data Schedule.

--------
* Previously filed.
+ Portions of the exhibit have been omitted pursuant to a request for confidential treatment; omitted material has been filed with the Commission.

Item 16(b). Financial Statement Schedules.

  As of April 30, 1999, Growtex:

  .  has no valuation or qualifying accounts

  . does not have a substantial portion of its business devoted to acquiring and holding for investment real estate or interests therein

  .  has no subsidiaries

  .  has no investments in mortgage loans on real estate.

Item 17. Undertakings.

  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, CANADA, on December 3, 1999.

                                          GROWTEX INC.

                                                  /s/ Michael Kirsh
                                          _____________________________________
                                          By: Michael Kirsh
                                          Its:  President

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                           Title                   Date
             ---------                           -----                   ----

       /s/ Michael Kirsh             President, Secretary,         December 3, 1999
____________________________________  Treasurer, and Director
           Michael Kirsh

                               INDEX TO EXHIBITS

   Exhibit
   Number               Name
   -------              ----
    3.1*   Articles of Incorporation
    3.2*   Bylaws
    5.1    Opinion re: Legality
   10.1*+  License Agreement
   10.2*   Amendment No. 1 to License Agreement
   10.3    Amendment No. 2 to License Agreement
   10.4*   Stock Purchase Agreement Between Kirsh, Bauska and Mortenson
   10.5*   Stock Purchase Agreement Between Kirsh and Mortenson
   23.1    Consent of Independent Auditors.
   23.2    Consent of Counsel (see Exhibit 5.1).
   27.1*   Financial Data Schedule.

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* Previously filed.
+ Portions of the exhibit have been omitted pursuant to a request for confidential treatment; omitted material has been filed with the Commission.